Exhibit 21

Subsidiaries of Alliant Techsystems Inc.

as of March 31, 2011

All subsidiaries listed below are 100% owned except where noted.

Subsidiaries			State or Other Jurisdiction of Incorporation or Organization

•	Alliant Techsystems Operations, LLC		Delaware
•	ATK Commercial Ammunition Holdings Company Inc.		Delaware
	•	ATK Commercial Ammunition Company Inc.	Delaware
		• Federal Cartridge Company	Minnesota
		• Ammunition Accessories Inc.	Delaware
•	ATK Launch Systems Inc.		Delaware
•	ATK Space Systems Inc.		Delaware
	•	COI Ceramics, Inc. (65% ownership)	California
	•	ViviSat LLC (50% interest)	Delaware
•	ATK Insurance Company		Vermont
•	Eagle Industries Unlimited, Inc.		Missouri
	•	Eagle Mayaguez, LLC	Missouri
		• Front Line Defense International, Inc.	Puerto Rico
	•	Eagle New Bedford, Inc.	Missouri
	•	Eagle Industries del Caribe, Inc.	Puerto Rico
	•	Eagle Industries International, Inc.	Bahamas